Exhibit 10.1

RESIGNATION AND STOCK ACCELERATION AGREEMENT

This Resignation and Stock Acceleration Agreement ("Agreement") is entered into this 7th day of April, 2017, between Glen Brown, Senior Vice President, Exploration ("Employee"), and Continental Resources, Inc., its subsidiaries, directors, officers, employees, shareholders, representatives, agents, or insurers, both current and former (collectively "CLR" or "Employer").
WHEREAS, Employee is currently employed by CLR;
WHEREAS, Employee has chosen to resign his employment with Employer; and
WHEREAS, CLR has chosen to accelerate vesting of Employee's restricted stock award, a benefit to which Employee would not otherwise be entitled, in exchange for Employee's agreement and compliance with the confidentiality and non-solicitation provisions contained herein.
NOW THEREFORE, in consideration of the mutual covenants and conditions contained herein, Employee and CLR agree as follows:

1. RESIGNATION DATE. Employee tendered his resignation which is hereby accepted by CLR and to be effective at the time of CLR's normal close of business on April 7, 2017 (the "Resignation Date"). Upon Resignation Date, all salary payments from CLR will cease and any benefits due Employee under CLR provided benefit plans, programs, or practices will terminate, except as required by federal or state law or otherwise described in this Agreement or CLR Plan Documents.

2. REPRESENTATIONS AND REVIEW. Employee specifically acknowledges the following:
a. Employee is advised by Employer to seek the advice and counsel of an attorney prior to signing this Agreement;
b. Employee has carefully read and fully understands all of the provisions of this Agreement;
c. Employee has the full and complete capacity, authority, understanding, and intent to enter this Agreement knowingly and voluntarily, and has not been subject to coercion, fraud or distress; and
d.      Employee knowingly and voluntarily intends to be legally bound by this Agreement.

3.     POST-RESIGNATION CONFIDENTIALITY OBLIGATIONS. In consideration of the compensation described in this Agreement, which Employee acknowledges he would not otherwise be entitled to receive, Employee acknowledges and reaffirms Employee's obligation to keep confidential all non-public information, confidential and proprietary information of CLR and acknowledges the policies of CLR are incorporated herein by reference and remain in full force and effect. As Senior Vice President, Exploration, Employee had access to the most confidential and proprietary information of CLR. This information was entrusted to Employee in light of his position and employment with CLR and includes CLR's legal matters, information relating to the business affairs of the Company, its subsidiaries and affiliates, information concerning research and development activities, oil and gas exploration or development prospects and ideas and strategies, operating and production information and procedures, project development and processing techniques and know how, software, firmware and computer programs and elements of design relating thereto (including for example, programming techniques and the construction of knowledge bases), geologic and seismic maps, reports summaries drawings and related materials, cost, profit and market information, nonpublic financial and other business information with respect to CLR, its subsidiaries and affiliates, business information including materials ordered by the CLR, its subsidiaries and affiliates, prices and delivery schedules and any portion of a memorandum, note, analysis, summary report or other document from a record or material which contains, reflects or is based upon any confidential information ("Confidential Information"). The Confidential Information is not limited or restricted by the medium used to store, preserve or retain such information or data. As an employee of CLR, Employee acknowledges he was and remains subject to CLR's Confidential and Proprietary Information Policy, Electronics Communication Policy, Conflict of Interest and Business Ethics Policy, and Code of Ethics as well as other related policies. Under CLR's policies and applicable law, Employee cannot legally divulge to third parties or utilize in any manner any Confidential or Proprietary information you possess following the Resignation Date.

4.     RETURN OF CLR PROPERTY. Employee represents and confirms on the Resignation Date he will return to CLR all CLR property and equipment in Employee's possession or control, including, but not limited to, keys, equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, and pagers), identification badges, vehicles, customer information, customer lists, employee lists, CLR files, notes, papers, contracts, records, business plans, financial information, specifications, computer-recorded information, tangible property, and any other material of any kind which contain or embody any proprietary or confidential material of CLR (including all reproductions). Likewise, Employee agrees to delete any CLR business information, including, but not limited to, customer contact or vendor contact names, phone numbers, email addresses, and other

Confidential Information from every cell phone, PDA or computer in your possession or control. Employee recognizes the law prohibits Employee from using or disclosing any confidential information of the Company, even if it is possessed solely in Employee's memory. Thus, even after following the above steps, Employee should not use the Company's confidential information or disclose such information to his new employer or any competitor. Employee acknowledges and understands the Company treats seriously the unauthorized use of its confidential information or data.

5. EMPLOYEE OWNERSHIP OF OVERRIDING ROYALTIES NOT SUBJECT TO THIS AGREEMENT. CLR acknowledges Employee owns certain overriding royalty interests in Oklahoma, Kansas, and Texas, through his limited liability company known as "NELLC." CLR recognizes Employee fully disclosed these personal overriding royalty interests to CLR prior to his employment, and has continued to disclose any information relevant to these overriding royalty interests to CLR throughout his employment in compliance with CLR's Conflicts of Interest Policy. CLR hereby acknowledges and confirms that any of Employee's personal overriding royalty interests owned through NELLC are not subject to nor implicated by any provision of this Agreement, nor does this Agreement impose any obligation on Employee whatsoever with respect to his personal overriding royalty interests.

6. PROHIBITION OF SOLICITATION. For a period of one (1) year from and after Resignation Date, Employee shall not, directly or indirectly, actively or inactively, (a) solicit, induce or influence, or attempt to solicit, induce or influence, any person who is a current employee or independent contractor of CLR to terminate his or her employment with CLR or to accept employment with another company, nor (b) aid, assist or abet any other person, firm or corporation in any of the activities prohibited in the immediately preceding clause (a). Employee acknowledges this prohibition on solicitation of CLR employees and independent contractors is valid and enforceable pursuant to 15 Okla. Stat.§ 219B.

7. OBLIGATION OF THE PARTIES AND RIGHT TO SPECIFIC ENFORCEMENT. Because of the unique nature of the obligations set forth herein, the parties warrant and specifically charge any court and/or reviewing body that the Agreement and obligations set forth herein are specifically enforceable.

8. CONSIDERATION: Employee acknowledges Employer does not offer any benefits upon an Employee's voluntary resignation from employment, and Employee is not entitled to receive any severance or termination benefits, except as expressly provided herein:

a. Employer will accelerate vesting of 12,000 shares of Employee's restricted stock award.

9. CONSTRUCTION OF THIS AGREEMENT. All parties specifically charge and require any court, agency, or trier of fact engaged in a review or interpretation of this Agreement shall give effect to its whole and/or specific parts, so as to enforce this Agreement and its obligation, regardless of any local rule of construction. In furtherance of this, all parties specifically charge the trier of fact to give effect to the intent of the parties, even if in so doing, reformation of specific provisions of the Agreement is required, consistent with the terms of the Agreement. So, too, if any part of this Agreement is declared invalid, the parties charge that the remainder shall be enforced except that if the Release is declared invalid, the Agreement shall be void and all consideration paid shall be returned by Employee. This Agreement is to be interpreted in accordance with the laws of the State of Oklahoma.

10. COOPERATION AND ASSISTANCE. After the Resignation Date, Employee agrees to cooperate with and assist the Employer and its representatives and attorneys as requested with respect to any litigation, arbitrations or other dispute resolutions by being available for interviews, depositions and/or testimony in regard to any matters in which he was involved during his employment with the Employer or with respect to which he has relevant information. The Employer will reimburse Employee for his reasonable travel and lodging expenses in connection with this obligation. For ease of computation, the parties agree such compensation will be $125.00 per hour.

11. NON-DISPARAGEMENT. Employee further agrees he will not defame, disparage or make statements which could embarrass or cause harm to the Employer's name and reputation or the names and reputations of any of its officers, directors or representatives to the Employer's current, former or prospective vendors, customers, professional colleagues, industry organizations, associates or contractors, or to any governmental or regulatory agency.

12. TAX OBLIGATIONS. Employee acknowledges Employer has not made any representations to him regarding the tax consequences of any of the amounts received by him pursuant to this Agreement. Employer has neither offered nor provided any advice to Employee regarding any tax obligations. Employee is wholly liable and responsible for any tax ramifications resulting from this Agreement.

13. ENTIRE AGREEMENT; MODIFICATION BY WRITING ONLY. There are no agreements other than those expressly stated herein to induce any party to execute this Agreement. This

Agreement incorporates, embodies, expresses, and supersedes all agreements and understandings between or among its signatories, and this Agreement may not be altered or modified except in writing duly executed by each of its signatories.

14. NO ADMISSIONS. This Agreement and compliance with this Agreement by Employer shall not be construed as an admission by Employer of any liability whatsoever, or as an admission by Employer of any violation of any rights held by Employee.

EMPLOYEE:

/s/ Glen Brown
GLEN BROWN
Dated: April 7, 2017

CONTINENTAL RESOURCES, INC.:

By: /s/ Jack Stark
Dated: April 7, 2017